EXHIBIT 99.1

WESTIN HOTELS LIMITED PARTNERSHIP REPORTS CERTAIN PRELIMINARY
FINANCIAL INFORMATION FOR OCTOBER 2003

     White Plains, NY, November 18, 2003 — Westin Hotels Limited Partnership (“WHLP”) today reported the following preliminary unaudited limited financial information for October 2003:

WESTIN MICHIGAN AVENUE HOTEL:	MONTH ENDED
	OCTOBER 31,

	2003	2002

Total operating revenues (in thousands)	$5,135	$3,962
Revenue per available room	$149.22	$124.82
Average daily rate	$176.27	$161.09
Occupancy	84.7%	77.5%

     This financial information is being released on a preliminary unaudited basis in order to provide WHLP’s limited partners with additional information with which to evaluate any current and potential unsolicited tender offers to purchase limited partnership units of WHLP.

     For further information please contact Phoenix American Financial Services, Inc., WHLP’s investor relations manager, at 1-800-323-5888.

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